Exhibit 99

Sypris Appoints Brian A. Lutes Chief Financial Officer

Former CFO of Global Operations for GE Medical Systems

LOUISVILLE, Ky.--(BUSINESS WIRE)--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that Brian A. Lutes has been appointed to the position of Vice President and Chief Financial Officer, effective September 15, 2008. Mr. Lutes will be located at the Company’s headquarters in Louisville, Kentucky and will report to Jeffrey T. Gill, the President and Chief Executive Officer of Sypris Solutions.

Mr. Lutes previously served with the General Electric Company for seventeen years in a number of increasingly responsible executive positions for various divisions of GE, including aircraft engines, appliances, locomotives, commercial lending and capital markets, before culminating with his assignment as Chief Financial Officer of Global Operations for GE Medical Systems. Mr. Lutes’ international experience included assignments in the Netherlands and India.

After leaving GE in 2002, Mr. Lutes served in senior-level executive positions with Fifth Third Bancorp, the Wornick Company and most recently, as Vice Chairman of Finance and Administration for MAG Industrial Automation Systems, a $1.5 billion manufacturer of machine tools and systems serving the aerospace, automotive, construction, power generation and other durable goods industries.

Mr. Lutes holds Bachelor and Masters Degrees in Engineering from the University of Louisville’s J.B. Speed School of Engineering, an MBA from the University of Connecticut’s Executive MBA program and is a graduate of the GE’s Manufacturing Leadership Curriculum and its Corporate Audit Staff.

Commenting on the announcement, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions, said, “We are very pleased to announce the addition of Brian to our executive team. His extensive experience, industry knowledge and track record of success will be invaluable in overseeing the continued development of Sypris Solutions into a larger, increasingly profitable company.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our equity interests in Dana Holding Corporation (NYSE:DAN) at satisfactory valuation levels;1 potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S.; compliance with covenants in, or acceleration of, our loan and other debt agreements; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; cyclical or other downturns; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

1 In 2007, we estimated and recorded our $89.9 million claim against Dana at approximately 85% of its face value or $76.4 million, which represented our right to receive certain distributions of cash and common stock in Dana Holding Corporation. To date, we have received distributions of approximately $6.3 million in cash and 3.2 million shares of DAN common stock. Due to market conditions and certain other factors, we believe that the recent trading prices of DAN common stock have not reflected its longer-term value. However, if we sell these shares at current prices or such prices otherwise reflect a decline in value which is deemed to be “other than temporary,” our business, results of operations, covenants in our loan and other debt agreements, cash flows and financial condition could be materially adversely impacted.

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen
Vice President, Treasurer and Assistant Secretary
502-329-2000